                                                                    EXHIBIT 10.9

                               AMENDMENT AGREEMENT


        This Amendment Agreement ("Amendment Agreement") is entered into this 10th day of August, 2002, by and between Lions Gate Entertainment Corp and its subsidiaries ("Employer") and Marni Wieshofer ("Employee"). In this regard, Reference is by made to that certain Employment Agreement ("Agreement") by and between Lions Gate and Employee, dated as of August 26, 2000.

        For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Lions Gate and Employee agree to amend the Agreement as set forth herein below:

        Condition Precedent: This Amendment Agreement is conditioned upon Employee signing and returning to Lions Gate the General Release Agreement attached hereto.

         AMENDMENT TO THE AGREEMENT:

         The following provisions shall be effective as of September 13, 2002. The paragraph references are to the paragraph numbers in the Agreement:

        1. Employment: Paragraph 1 of the Agreement shall be deemed deleted in its entirety. The following paragraph shall be inserted in its place:

         RESIGNATION: Effective September 13, 2002 (the "Effective Date"), Employee shall resign from Employee's position as Lions Gate's Chief Financial Officer. Lions Gate shall accept such resignation. In this regard, Employee shall undertake and perform all of the following:

         (i) Employee shall resign from her positions as an officer and/or director, as applicable, of any and all of Lions Gate's subsidiaries, single purpose entities, affiliates, or other companies in which Lions Gate has an equity interest; and

         (ii) Employee shall sign all documents required to remove Employee's signing authority in connection with any and all bank accounts and other financial instruments concerning Lions Gate.

         In the event that Employee fails to deliver any documents (the "Documents") requested by Lions Gate to accomplish the purposes set forth in sub-paragraph (i) and (ii), above, Employee hereby irrevocably appoints Lions Gate to execute any such documents as Employee's attorney-in-fact, such power being coupled with an interest.

         NEW TITLE: As of the Effective Date through the end of the Term, Lions Gate hereby agrees to employ Employee on an exclusive basis in the position of Executive Vice President, Corporate Development, and Employee hereby agrees to accept such engagement. In this capacity, among other responsibilities related to the finance department of Lions Gate, Employee shall perform all of the following services from her home or at such other places as Lions Gate may reasonably designate:

         (i) Employee shall cooperate with Lions Gate's executives in transferring Employee's knowledge, information, and files pertaining to Lions Gate to other executives at Lions Gate. Employee shall be responsive to all of Lions Gate's questions in this regard; and

         (ii) Employee shall work on special projects as directed by Lions Gate including, but not limited to, the analysis and evaluation of Lions Gate corporate opportunities in the areas of mergers, acquisitions and sales of Lions Gate assets.

        2. Term: Paragraph 2 shall be deemed deleted from the Agreement in its entirety and the following Paragraph shall be inserted in its place.

        The Term of the Agreement shall end on August 26, 2003, unless terminated earlier as set forth below or as described under the other provisions of this Agreement:

        As of the Effective Date, Employee shall have the affirmative duty to engage in reasonable good faith efforts to secure other employment ("Third Party Employment"). In the event that Employee does secure Third Party Employment with compensation equal to the market rate for a person of Employee's skill, training and experience, Employee shall be entitled to accept such Third Party Employment. This Agreement shall be deemed terminated as of the date that Employee accepts such Third Party Employment opportunity and Lions Gate shall have no further obligations to Employee except to pay Employee, on a monthly basis, through August 26, 2003, the difference between the compensation Employee would have earned under this Agreement (inclusive of the housing allowance) and the compensation Employee earns in connection with the Third Party Employment ("Mitigated Payment"). For the purpose of clarity, after taking into consideration Employee's housing allowance, Employee's monthly compensation under this Agreement is equal to $25,833.34. Lions Gate shall have the right to make all required deductions and withholdings in connection with the Mitigated Payment.

        In addition, Employee shall be entitled to a bonus of $20,000 upon execution hereof.

         Employee shall not be entitled to structure her Third Party Employment arrangement with purpose of increasing the amount of the Mitigated Payment. It shall be a material breach of this Agreement and Lions Gate shall have the right to terminate Employee for cause in the event that Employee structures her Third Party Employment agreement with the effect of Employee receiving reduced compensation under such Third Party Employment agreement prior to Augusts 26, 2003 and increased compensation at a point in time after August 26, 2003.

         Notwithstanding the foregoing, in the event that Employee's work-load is substantially and in effect full-time employment (i.e. in excess of thirty five hours per week), Employee shall not have the affirmative duty to engage in reasonable good faith efforts to secure Third Party Employment, but Employee may do so at Employee's election.

         In the event that Employee secures Third Party Employment, Employee shall nonetheless remain reasonably available to Lions Gate (even after commencing such Third Party

         Employment) for the purpose of consulting with Lions Gate and transferring Employee's knowledge, information, and files pertaining to Lions Gate to other executives at Lions Gate. Employee shall also make herself reasonably available to testify at any legal proceedings pertaining to Lions Gate where her testimony may be required.

         In the event that Employee has not secured Third Party Employment by May 26, 2003, then, unless Employee so requests, Lions Gate shall not assign Employee any substantial employment responsibilities after such date.

        5. Options: Paragraph 5(c) and (d) shall be deemed deleted from the Agreement in their entirety and the following Paragraph 5(c) shall be inserted in its place:

         "5(c). Employee (or Employee's estate in the event of the death of Employee) shall have twelve months from August 23, 2003 to exercise all vested stock options."

         The 25,000 stock options that are scheduled to vest on August 23, 2003, shall vest on Employee's last day of employment whenever such day may be.

        7. Perks: The following sentence shall be added to Paragraph 7 of the
Agreement:

         Employee shall be entitled to a lap-top computer during the Term hereof.

         Employee shall continue to be designated as a named insured under Lions Gate's D&O Liability Insurance Policy notwithstanding Employee's change of title and responsibility.

         To the extent permitted by law and all applicable rules and regulations, Employee and Lions Gate shall mutually approve the press release announcing Employee's change of status.

        9. Vacation: Paragraph 9 of the Agreement shall be deemed deleted in its entirety. The following paragraph shall be inserted in its place:

         Upon the execution hereof, Lions Gate shall pay Employee the sum of US$65,577, subject to any required withholdings and deductions in full and complete satisfaction of any and all vacation time that Employee has accrued as of the date hereof. Employee shall not be entitled to any additional paid vacation time during the Term. However, Employee shall be entitled to take four weeks vacation. During such vacation, Employee shall receive her regular salary, but Employee shall not be paid out for such vacation time in the event that Employee does not use such vacation time.

        10. Notices: Paragraph 10 of the Agreement shall be deemed deleted in its entirety. The following paragraph shall be inserted in its place:

All notices to be given pursuant to this agreement shall be effected either by mail or personal delivery in writing as follows:

                  Lions Gate:

                  Lions Gate Entertainment
                  4553 Glencoe Avenue, Suite 200
                  Marina del Rey, California 90292
                  Attention:  General Counsel

                  Employee:

                  Marni Wieshofer
                  c/o Lions Gate Entertainment
                  4553 Glencoe Avenue, Suite 200
                  Marina del Rey, California 90292

        16. Change of Control: Paragraph 16 shall be deemed deleted from this Agreement in its entirety.

         The remaining terms of the Agreement, as amended hereby, to remain in full force and effect.



Dated:      October 1, 2002                  Dated:            October 1, 2003

                                             For Lions Gate Entertainment Corp

/s/ Marni Wieshofer                          By: /s/ Jon Feltheimer
---------------------------                     ------------------------------
Marni Wieshofer                              Its:     CEO